                                                                   Exhibit 99.01


[CARDINAL HEALTH LOGO]
7000 Cardinal Place
Dublin, OH 43017

www.cardinal.com

                                                           FOR IMMEDIATE RELEASE

CONTACTS:

Media: Jim Mazzola                     Investors: Steve Fischbach
       (614) 757-3690                             (614) 757-7067
       jim.mazzola@cardinal.com                   stephen.fischbach@cardinal.com


                   CARDINAL HEALTH FIRST QUARTER REVENUE UP 16
    PERCENT TARGETED ANNUAL CASH FLOW AND EPS GROWTH ON TRACK FOR FISCAL 2004

DUBLIN, OHIO, OCT. 23, 2003 -- Cardinal Health, Inc. (NYSE: CAH), the leading provider of products and services supporting the health care industry, today announced record first quarter business results marked by a double-digit revenue increase, continued improvement in productivity and progress against its strategy to expand healthcare products and services along the chain of care.

For the period ending Sept. 30, 2003, as reported in accordance with generally accepted accounting principles (GAAP), revenue rose 16 percent to $13.3 billion from $11.4 billion a year ago and earnings per diluted share from continuing operations increased 16 percent to $0.74. GAAP operating earnings grew 12 percent to $522 million, with more than 60 percent contributed by businesses outside the company's core pharmaceutical distribution activities.

"Performance for the quarter reflects Cardinal Health's diversified leadership positions in a strong healthcare market," said Robert D. Walter, chairman and chief executive officer, Cardinal Health. "Our medical products, pharmaceutical technologies and automation businesses delivered solid earnings results, with excellent momentum going into the remainder of the year. Pharmaceutical distribution delivered exceptional revenue growth, while earnings growth was affected by a challenging vendor margin environment. With strong momentum from our other key lines of business and expected second half improvement in pharmaceutical distribution results, Cardinal Health continues to target earnings per share growth of mid teens or better for fiscal 2004."

Cardinal Health generated an increase of more than $300 million in operating cash flow during the quarter and expects to generate approximately $1.3 billion in operating cash flow for the year. In addition, the company completed a $1 billion stock buy back program that represented the repurchase of over 17 million shares.

                                     -more-

CARDINAL HEALTH FIRST QUARTER REVENUE UP 16 PERCENT
PAGE 2


"We continue to invest for the long term, with more than $26 million of investment spending charges against current earnings during the quarter," Walter added. "Strategic investments are a critical component of our growth strategy, and we see significant opportunity to continue to build scale, including through expansion in markets outside the United States that currently represent less than 10 percent of Cardinal Health's business."


FINANCIAL HIGHLIGHTS
Cardinal Health incurred special items during the quarter consisting of merger-related costs and restructuring charges, partially offset by cash received from a litigation settlement. These items totaled $13.2 million ($8.7 million after tax) in the first quarter, compared to $18.7 million ($15.6 million after tax) in the same period last year, and decreased earnings per diluted share in the current quarter and comparable quarter by $0.02 and $0.03, respectively.

The following discussion adjusts certain amounts to exclude special items incurred during the quarter. Please see the attached financial table for a reconciliation of the reported amounts to the amounts excluding these items.

     o EARNINGS PER DILUTED SHARE from continuing operations rose 13 percent to $0.76 versus $0.67 last year. Net earnings from continuing operations rose 12 percent to $339 million from $304 million a year ago.

     o OPERATING REVENUES rose 16 percent to a first quarter record $13.3 billion, from $11.4 billion a year ago.

     o OPERATING EARNINGS rose 10 percent to $536 million from $486 million a year ago.

     o INTEREST EXPENSE AND OTHER declined by 8 percent, driven by strong cash flow and lower interest rates.

     o RETURN ON EQUITY was 18.2 percent compared to 19.0 percent last year and RETURN ON INVESTED CAPITAL improved to 7.21 percent versus 7.08 percent a year ago.

     o OPERATING CASH FLOW of $294 million in the quarter was strong as a result of effective working capital management and lower inventory investments in the pharmaceutical distribution business. Owned inventories declined by more than $200 million in the quarter. Accounts receivable days improved to 18 days versus 19 days a year ago.

     o THE RATIO OF NET DEBT-TO-TOTAL CAPITAL was 20 percent, and the company ended the quarter with $992 million cash on hand.



                                     -more-

CARDINAL HEALTH FIRST QUARTER REVENUE UP 16 PERCENT
PAGE 3


SIGNIFICANT EVENTS FOR THE QUARTER AND BUSINESS RESULTS
During the quarter Cardinal Health made significant progress executing against key strategies to build scale and drive competitive advantage; to expand product and service offerings that deepen customer relationships; and to innovate and invest in technology and services to provide integrated solutions and new levels of customer value.

Highlights include:

     o The acquisition of Gala Biotech as part of an ongoing strategy to enhance Cardinal Health's range of innovative drug development services that help customers bring biopharmaceuticals to market at lower costs.

     o Rapid customer acceptance of Pyxis PatientStation(R), with signed agreements representing more than 5,000 units. These systems deliver significant value to hospitals by bringing medication and supply storage, entertainment and clinical information to the patient's bedside.

     o The announcement of a contract to produce Roche's Klonopin(R), a leading medication for panic disorder, in Cardinal Health's patented Zydis(R) quick dissolve form.

     o Strong market acceptance of new self-manufactured medical products. New product momentum continued with last week's clearance by the Food and Drug Administration (FDA) to market Esteem(R) surgical gloves with a proprietary emollient designed to help protect surgeons' hands.

     o Healthcare provider demand for integrated solutions continues strong, now representing more than $5 billion in annual sales and growing 19 percent year-on-year, an indicator of the increased value Cardinal Health is bringing its customers through integrated offerings.

Specific segment results included:


                                        FIRST QUARTER - SEGMENT RESULTS

                                                                           CONTRIBUTION
                                                   OPERATING               TO OPERATING
($ IN MILLIONS)             REVENUE     INCREASE   EARNINGS    INCREASE    EARNINGS MIX
                            -------     --------   ---------   --------    ------------
Pharmaceutical
Distribution
and Provider
Services                    $10,824        16%        $266         2%          46%

Medical Products
and Services                $ 1,733         9%        $150         8%          26%

Pharmaceutical
Technologies
and Services                $   606        57%        $107        47%          19%

Automation and
Information Services        $   143         7%        $ 53        15%           9%



                                     -more-

CARDINAL HEALTH FIRST QUARTER REVENUE UP 16 PERCENT
PAGE 4


PHARMACEUTICAL DISTRIBUTION AND PROVIDER SERVICES delivered 16 percent revenue growth, increasing to $10.8 billion, compared to $9.3 billion during the first quarter of fiscal year 2003. Results from the company's provider services businesses continued strong across the board. Robust sales from all pharmaceutical distribution customer segments were partially offset by a significant decline in wholesale-to-wholesale trading company revenues. The company experienced lower vendor margins because of limited product availability. These lower vendor margins as well as continued selling margin pressure were partially offset by expense control, driving operating earnings of $266 million. Return on sales was 2.45 percent, down 36 basis points, while return on invested capital continued strong primarily reflecting lower inventory levels.

For the full year, the company expects to see continued improvements in productivity and returns on capital for this segment. Near term pressure on vendor margins and selling margins for pharmaceutical distribution is expected to improve in the second half of the year.

MEDICAL PRODUCTS AND SERVICES revenue increased 9 percent to $1.7 billion with operating earnings of $150 million led by momentum in distribution activities. Earnings growth was driven by increased sales of self-manufactured offerings, such as Esteem(R) surgical gloves, and new respiratory and thermal products. Revenue generated from new products tripled during the quarter. Key customer growth segments included ambulatory care and surgery centers, which increased 20 percent in the quarter.

The company continues to expect revenue growth substantially above industry levels, with rising returns on sales reflecting new distribution contracts, increased sales of higher margin self-manufactured products and continued success of new products.

PHARMACEUTICAL TECHNOLOGIES AND SERVICES showed continued strength with a year-over-year revenue increase of 57 percent to $606 million. Solid growth from drug delivery and manufacturing drove high-teens organic earnings growth, and the addition of Syncor nuclear pharmacy results contributed to segment earnings growth of 47 percent. Revenue gains were particularly strong in oral drug manufacturing, which experienced gains from Lilly's Zyprexa(R) Zydis(R) for schizophrenia, and Mylan's Amnesteem(R), a dermatology product. Packaging services also experienced strong gains driven by the launch of Astra Zeneca's Crestor(R), a cholesterol medication. Increased capacity utilization, integration efficiencies from nuclear pharmacy operations and tight expense control contributed to the 47 percent improvement in operating earnings.

Cardinal Health continues to expect Pharmaceutical Technologies and Services to represent its fastest growing segment, with results substantially above industry growth rates. Expected approval of new products, coupled with the launch of sterile manufacturing capacity awaiting FDA approval is expected to drive momentum in revenue and operating earnings growth throughout the remainder of the fiscal year.

                                     -more-

CARDINAL HEALTH FIRST QUARTER REVENUE UP 16 PERCENT
PAGE 5


AUTOMATION AND INFORMATION SERVICES revenues increased 7 percent to $143 million. Manufacturing efficiencies and expense control yielded an increase in return on sales of 266 basis points and drove an operating earnings increase of 15 percent. Installations and associated revenues were dampened by business disruptions experienced by healthcare providers during the quarter. The backlog of committed contracts ended the quarter at $208 million.

Based on strong demand, the company expects significant revenue growth for the remainder of the year as delayed installations are booked and new contracts are signed and installed. Ongoing expense control and the benefit of just-in-time manufacturing are expected to continue to drive productivity improvement. The company expects this segment to grow at historically strong levels, led by growing customer demand for Pyxis PatientStation.


CONFERENCE CALL
Cardinal Health has scheduled a conference call for today at 11 a.m. Eastern Daylight Time to discuss its first quarter financial performance. To access this discussion via the internet, go to the Investor Relations page at www.cardinal.com. The company has also established a telephone call-in line at 706-679-0766. An audio replay of the conference call will be available until Oct. 25, 2003 by dialing 706-645-9291, passcode 2633455. A replay of the Webcast will be available at the Investor Relations page on www.cardinal.com.


ABOUT CARDINAL HEALTH

CARDINAL HEALTH, INC. (www.cardinal.com) is the leading provider of products and services supporting the health care industry. Cardinal Health develops, manufactures, packages and markets products for patient care; develops drug-delivery technologies; distributes pharmaceuticals, medical- surgical and laboratory supplies; and offers consulting and other services that improve quality and efficiency in health care. Headquartered in Dublin, Ohio, Cardinal Health employs more than 50,000 people on five continents and produces annual revenues of more than $50 billion. Cardinal Health is ranked #19 on the current Fortune 500 list and was named one of "The World's Best" companies by Forbes magazine in 2002.

                                      ####

--------------------------
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Cardinal Health's Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships or changes to the terms of those relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic and market conditions. Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

CARDINAL HEALTH, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)

                                                                                       FIRST QUARTER
                                                                    ----------------------------------------------
                                                                    September            September
                                                                       2003                 2002          % Change
                                                                    ----------------------------------------------
Operating revenue                                                   $ 13,288.3           $ 11,416.6           16 %
Operating cost of products sold                                       12,205.1             10,409.7           17 %
                                                                    ----------           ----------

Operating gross margin                                                 1,083.2              1,006.9            8 %

Bulk deliveries to customer warehouses and other                       2,100.4              1,669.5           26 %
Cost of products sold - bulk deliveries and other                      2,100.4              1,669.5           26 %
                                                                    ----------           ----------

Bulk gross margin                                                         --                   --            N.M.

Selling, general and administrative expenses                             547.6                520.7            5 %

Special items - merger charges                                             8.6                 11.4          N.M.
              - other                                                      4.6                  7.3          N.M.
                                                                    ----------           ----------

Operating earnings                                                       522.4                467.5           12 %

Interest expense and other                                                28.0                 30.6           (8)%
                                                                    ----------           ----------

Earnings before income taxes and discontinued operations                 494.4                436.9           13 %

Provision for income taxes                                               164.0                148.6           10 %
                                                                    ----------           ----------

Earnings from continuing operations                                      330.4                288.3           15 %

Loss from discontinued operations (net of tax of $1.1)                    (1.8)                --            N.M.
                                                                    ----------           ----------

Net earnings                                                        $    328.6           $    288.3          N.M.
                                                                    ==========           ==========

Basic earnings per Common Share:
      Continuing operations                                         $     0.75           $     0.65           15 %
      Discontinued operations                                             --                   --            N.M.
                                                                    ----------           ----------

      Net basic earnings per Common Share                           $     0.75           $     0.65          N.M.
                                                                    ==========           ==========

Diluted earnings per Common Share:
      Continuing operations                                         $     0.74           $     0.64           16 %
      Discontinued operations                                            --                    --            N.M.
                                                                    ----------           ----------

      Net diluted earnings per Common Share                         $     0.74           $     0.64          N.M.
                                                                    ==========           ==========

Weighted average number of Common Shares outstanding:
      Basic                                                              440.5                446.2
      Diluted                                                            446.7                454.2


-------------------------------------------------------------------------------

The following table summarizes the impact of special items on net earnings and diluted earnings per Common Share in the quarters in which they were recorded:

                                                              Current Year                 Prior Year
                                                        ------------------------     ------------------------
                                                           Net          Diluted         Net          Diluted
                                                         Earnings         EPS         Earnings         EPS
                                                        ------------------------      -----------------------
Impact of special items - merger charges                 $ (5.4)       $  (0.01)      $  (7.2)       $  (0.01)
                        - other                            (3.3)          (0.01)         (8.4)          (0.02)
                                                         ------        --------       -------        --------

Impact of special items                                  $ (8.7)       $  (0.02)      $ (15.6)       $  (0.03)
                                                         ======        ========       =======        ========

                                   -- more --

                              CARDINAL HEALTH, INC.
                           CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)
                                   (unaudited)


                                                            SEPTEMBER 30,       June 30,         September 30,
                                                                2003              2003                2002
                                                           --------------      -----------       -------------
ASSETS

CURRENT ASSETS

Cash and equivalents                                        $     992.0        $   1,724.0        $     945.6
Trade receivables                                               2,996.1            2,784.4            2,554.8
Current portion of investment in sales-type leases                196.0              171.8              190.6
Inventories                                                     8,253.7            7,623.3            7,250.2
Prepaid expenses and other                                        732.2              776.0              670.3
Assets held for sale from discontinued operations                 163.0              170.1             --
                                                            -----------        -----------        -----------

    Total current assets                                       13,333.0           13,249.6           11,611.5
                                                            -----------        -----------        -----------

Property and equipment - net                                    2,079.9            2,089.5            1,887.3

Investment in sales-type leases                                   594.0              557.3              644.8
Other assets                                                    2,642.4            2,625.0            2,091.6
                                                            -----------        -----------        -----------

TOTAL ASSETS                                                $  18,649.3        $  18,521.4        $  16,235.2
                                                            ===========        ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Notes payable - banks and current portion of
    long-term obligations                                   $     217.1        $     228.7        $      17.4
Accounts payable                                                6,156.6            5,288.4            5,299.8
Other accrued liabilities                                       1,620.4            1,733.0            1,320.9
Liabilities from discontinued operations                           62.2               64.3             --
                                                            -----------        -----------        -----------

    Total current liabilities                                   8,056.3            7,314.4            6,638.1
                                                            -----------        -----------        -----------

Long-term obligations, less current portion                     2,506.9            2,471.9            2,237.8
Deferred taxes and other liabilities                              963.5              977.0            1,005.6

Total shareholders' equity                                      7,122.6            7,758.1            6,353.7
                                                            -----------        -----------        -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                  $  18,649.3        $  18,521.4        $  16,235.2
                                                            ===========        ===========        ===========



                                   -- more --

CARDINAL HEALTH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

                                                                                THREE MONTHS ENDED
                                                                             --------------------------
                                                                                   SEPTEMBER 30,
                                                                             --------------------------
                                                                               2003             2002
                                                                             ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Earnings from continuing operations                                     $   330.4        $   288.3
     Adjustments to reconcile earnings from continuing operations to net cash from operations:
         Depreciation and amortization                                            68.7             62.2
         Change in operating assets and liabilities, net of
           effects from acquisitions:
           Increase in trade receivables                                        (210.5)          (259.3)
           (Increase)/decrease in inventories                                   (630.3)           110.8
           (Increase)/decrease in net investment in sales-type leases            (60.9)             1.5
           Increase/(decrease) in accounts payable                               866.9           (204.7)
           Other operating items - net                                           (70.2)           (12.9)
                                                                       ---------------------------------

         Net cash provided by/(used in) operating activities                     294.1            (14.1)
                                                                       ---------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Acquisition of subsidiaries, net of cash acquired                           (15.0)            (5.4)
     Proceeds from sale of property, equipment, and other assets                   2.5             16.3
     Additions to property and equipment                                         (77.8)           (70.5)
                                                                       ---------------------------------

         Net cash used in investing activities                                   (90.3)           (59.6)
                                                                       ---------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net change in commercial paper and short-term debt                           (0.1)            (0.7)
     Net change in long-term obligations                                          32.4             (0.8)
     Proceeds from issuance of Common Shares                                      45.3             42.7
     Purchase of Treasury Stock                                               (1,000.0)          (392.7)
     Other                                                                       (13.4)           (11.2)
                                                                       ---------------------------------

         Net cash used in financing activities                                  (935.8)          (362.7)
                                                                       ---------------------------------

NET DECREASE IN CASH AND EQUIVALENTS                                            (732.0)          (436.4)

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                                    1,724.0          1,382.0
                                                                       ---------------------------------

CASH AND EQUIVALENTS AT END OF PERIOD                                        $   992.0        $   945.6
                                                                       =================================




                                   -- more --

-------------------------------------------------------------------------------

         CARDINAL HEALTH, INC. - FIRST QUARTER FY 2004 BUSINESS ANALYSIS

($ MILLIONS)
-------------------------------------------------------------------------------

                PHARMACEUTICAL DISTRIBUTION AND PROVIDER SERVICES

                                                           2004          2003          COMMENT
                                                           ----          ----          -------
   .     REVENUE
            - Amount                                      $10,824       $ 9,319       Q1 RECORD
            - Growth Rate                                      16%           17%
            - Mix                                              81%           82%
   .     OPERATING EARNINGS
            - Amount                                      $   266       $   262       Q1 RECORD
            - Growth Rate                                       2%           20%
            - Mix                                              46%           50%
            - Ratio to Revenue                               2.45%         2.81%      Vendor, sell margins
   .     PRODUCTIVITY
            - Margin Per Expense Dollar                   $  2.56       $  2.40       7% improvement

-------------------------------------------------------------------------------

                          MEDICAL PRODUCTS AND SERVICES


                                                           2004          2003          COMMENT
                                                           ----          ----          -------
  .   REVENUE
         - Amount                                         $ 1,733       $ 1,595        Q1 RECORD
         - Growth Rate                                          9%            6%
         - Mix                                                 13%           14%
  .   OPERATING EARNINGS
         - Amount                                         $   150       $   139        Q1 RECORD
         - Growth Rate                                          8%           10%
         - Mix                                                 26%           27%
         - Ratio to Revenue                                  8.67%         8.70%
  .   PRODUCTIVITY
         - Margin Per Expense Dollar                      $  1.70       $  1.71


-------------------------------------------------------------------------------



                    PHARMACEUTICAL TECHNOLOGIES AND SERVICES

                                                           2004          2003          COMMENT
                                                           ----          ----          -------
   .     REVENUE
            - Amount                                      $  606        $  387         Q1 RECORD
            - Growth Rate                                     57%           19%        Syncor impact
            - Mix                                              5%            3%
   .     OPERATING EARNINGS
            - Amount                                      $  107        $   73         Q1 RECORD
            - Growth Rate                                     47%           18%        Syncor impact
            - Mix                                             19%           14%
            - Ratio to Revenue                             17.63%        18.76%        Mix, Syncor impact
   .     PRODUCTIVITY
            - Margin Per Expense Dollar                   $ 2.29        $  2.22


-------------------------------------------------------------------------------


                       AUTOMATION AND INFORMATION SERVICES

                                                           2004          2003          COMMENT
                                                           ----          ----          -------
  .   REVENUE
         - Amount                                         $  143         $  134        Q1 RECORD
         - Growth Rate                                         7%            24%
         - Mix                                                 1%             1%
  .   OPERATING EARNINGS
         - Amount                                         $   53         $   46        Q1 RECORD
         - Growth Rate                                        15%            55%
         - Mix                                                 9%             9%
         - Ratio to Revenue                                37.17%          34.51%      Expense control
  .   PRODUCTIVITY
         - Margin Per Expense Dollar                      $ 2.24         $  1.95       15% improvement


-------------------------------------------------------------------------------

- REVENUE AND ALL RATIOS TO REVENUE EXCLUDE BULK DELIVERIES TO CUSTOMER WAREHOUSES AND OTHER CUSTOMER PASS THROUGH CHARGES

- MARGIN PER EXPENSE DOLLAR = RATIO OF GROSS MARGIN TO EXPENSES


                                    --more--

------------------------------------------------------------------------------

         CARDINAL HEALTH, INC. - FIRST QUARTER FY 2004 BUSINESS ANALYSIS
($ MILLIONS)
------------------------------------------------------------------------------

                                                        TOTAL
                                                        -----
                                               2004                 2003
                                               ----                 ----
  .   REVENUE
         - Amount                            $13,288              $11,417                  Excluding Special Items
         - Growth Rate                            16%                  16%               ---------------------------
                                                                                            2004               2003
                                                                                            ----               ----
  .   OPERATING EARNINGS
         - Amount                            $   522              $   468                  $ 536              $ 486
         - Growth Rate                            12%                  17%                    10%                18%

  .   RATIO TO REVENUE
         - Gross Margin                         8.15%                8.82%
         - Expenses                             4.12%                4.56%
         - Special Items                        0.10%                0.16%
         - Operating Earnings                   3.93%                4.10%                  4.03%              4.26%

  .   NET EARNINGS *
         - Amount                            $   330              $   288                  $ 339              $ 304
         - Growth Rate                            15%                  17%                    12%                20%
         - Ratio to Revenue                     2.49%                2.53%                  2.55%              2.66%

  .   PRODUCTIVITY
         - Margin per Expense Dollar         $  1.98              $  1.93

  .   ASSET MANAGEMENT
         - Operating Cash Flow               $   294              $   (14)
         - Free Cash Flow                    $   205              $   (80)
         - Return on Invested Capital           7.03%                6.74%                  7.21%              7.08%
                                                                                      -------------------------------


-------------------------------------------------------------------------------

- REVENUE AND ALL RATIOS TO REVENUE EXCLUDE BULK DELIVERIES TO CUSTOMER WAREHOUSES AND OTHER CUSTOMER PASS THROUGH CHARGES.

- MARGIN PER EXPENSE DOLLAR = RATIO OF GROSS MARGIN TO EXPENSES

* THE NET EARNINGS SECTION IS PRESENTED BEFORE DISCONTINUED OPERATIONS.

SEE THE GAAP/NON-GAAP RECONCILIATION FOR THE CALCULATIONS AND DEFINITIONS SUPPORTING THE BALANCES EXCLUDING SPECIAL ITEMS.


                                    --more--

-------------------------------------------------------------------------------

           CARDINAL HEALTH, INC. - FIRST QUARTER FISCAL 2004 AND 2003
                           ASSET MANAGEMENT ANALYSIS

($ MILLIONS)
-------------------------------------------------------------------------------

                                                              2004               2003         COMMENT
                                                              ----               ----         -------
     .     RECEIVABLE DAYS                                       18                 19        Q1 RECORD

     .     INVENTORY TURNS                                      6.5                6.8

     .     CASH                                              $  992             $  946

     .     DEBT                                              $2,724             $2,255

     .     EQUITY                                            $7,123             $6,354        $1B stock repurchase

     .     NET DEBT/TOTAL CAPITAL                                20%                17%

     .     TANGIBLE NET WORTH                                $4,782             $4,786

     .     RETURN ON EQUITY                                    17.8%              18.1%

               EXCLUDING SPECIAL CHARGES                       18.2%              19.0%

     .     TAX RATE                                            33.2%              34.0%

               EXCLUDING SPECIAL CHARGES                       33.2%              33.3%       Business/International mix

----------------------------------------------------------------------------------------

                                    --more--

-------------------------------------------------------------------------------
            CARDINAL HEALTH, INC. - BUSINESS ANALYSIS RECONCILIATION

($ MILLIONS)
-------------------------------------------------------------------------------

                            FIRST QUARTER FISCAL 2004

                                                            GAAP*                                          EXCLUDING
                                                            BASIS               SPECIAL ITEMS            SPECIAL ITEMS
                                                            -----               -------------            -------------
  .    SPECIAL ITEMS
         - Merger Related Costs                             $   9                   $   9                        -
         - Other                                            $   5                   $   5                        -


  .    OPERATING EARNINGS
         - Amount                                           $ 522                   $  14                     $ 536
         - Growth Rate                                         12%                                               10%
         - Ratio to Revenue (Return on Sales)                3.93%                                             4.03%

  .    NET EARNINGS**
         - Amount                                           $ 330                   $   9                     $ 339
         - Growth Rate                                         15%                                               12%
         - Ratio to Revenue                                  2.49%                                             2.55%
         - Diluted EPS                                      $0.74                   $0.02                     $0.76

  .    INCOME TAX PROVISION
         - Income Tax Provision                             $(164)                  $  (5)                    $(169)


-------------------------------------------------------------------------------

                            FIRST QUARTER FISCAL 2003

                                                            GAAP*                                          EXCLUDING
                                                            BASIS               SPECIAL ITEMS            SPECIAL ITEMS
                                                            -----               -------------            -------------
  .    SPECIAL ITEMS
         - Merger Related Costs                             $  11                  $  11                        -
         - Other                                            $   7                  $   7                        -


  .    OPERATING EARNINGS
         - Amount                                           $ 468                  $  18                      $ 486
         - Growth Rate                                         17%                                               18%
         - Ratio to Revenue (Return on Sales)                4.10%                                             4.26%

  .    NET EARNINGS**
         - Amount                                           $ 288                  $  16                      $ 304
         - Growth Rate                                         17%                                               20%
         - Ratio to Revenue                                  2.53%                                             2.66%
         - Diluted EPS                                      $0.64                  $0.03                      $0.67

  .    INCOME TAX PROVISION
         - Income Tax Provision                             $(149)                 $  (2)                     $(151)


-------------------------------------------------------------------------------


*  GAAP - AMOUNTS THAT CONFORM WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

** THE NET EARNINGS SECTION IS PRESENTED BEFORE DISCONTINUED OPERATIONS.


DEFINITIONS:

RETURN ON EQUITY (EXCLUDING SPECIAL ITEMS) = Earnings from continuing operations + special items after tax / [average shareholders' equity + (special items after tax) / 2]

Note: Average shareholders' equity used in the return on equity calculation was $7.4 billion and $6.4 billion in the first quarter of fiscal 2004 and 2003, respectively.

EFFECTIVE TAX RATE (EXCLUDING SPECIAL ITEMS) = (Income tax provision + tax effect of special items) / (earnings before income taxes + special items)

GROWTH RATE (EXCLUDING SPECIAL ITEMS) = (Current quarter earnings excluding special items - prior year quarter earnings excluding special items)/ prior year quarter earnings excluding special items

RATIO TO REVENUE (EXCLUDING SPECIAL ITEMS) = Current quarter earnings excluding special items / operating revenue

FREE CASH FLOW = Operating cash flow - net property activity - dividends

RETURN ON INVESTED CAPITAL (EXCLUDING SPECIAL ITEMS) = [Operating earnings excluding special items annualized x (1 - effective tax rate, excluding special items)] / average (equity + debt + unrecorded goodwill)

Note: Average unrecorded goodwill used in return on invested capital calculation was $9.7 billion in fiscal 2004 and fiscal 2003.

OWNED INVENTORY = Change in inventories for the quarter - change in accounts payable for the quarter

                                      ###